Exhibit 99.1

FOR IMMEDIATE RELEASE

AlerisLife Announces Closing of Tender Offer

Stockholders to Receive $1.31 Per Share in Cash, an

85% Premium to the 30-Day Average Trading Price Prior to the Announcement

Newton, MA (March 20, 2023): AlerisLife Inc. (Nasdaq: ALR) today announced that ABP Acquisition LLC, or ABP, has successfully completed the previously announced tender offer to acquire all outstanding shares of the common stock of ALR for $1.31 per share in cash. $1.31 per share represents an 85% premium to the 30-day average trading price prior to the announcement.

The tender offer expired at one minute after 11:59 p.m., Eastern Time, on March 17, 2023. As of the expiration, 22,375,687 shares had been validly tendered and not validly withdrawn from the tender offer, representing approximately 72.8% of the outstanding shares of ALR common stock, including the 1,972,783 shares already owned by ABP. ABP subsequently accepted all 22,375,687 shares for payment.

Following the closing of the tender offer, ALR merged with and into a subsidiary of ABP and all shares that had not been validly tendered were converted into the right to receive the same $1.31 per share in cash. As a result of the merger, ALR became a wholly owned subsidiary of ABP. Shares of ALR common stock ceased trading on Nasdaq and ABP intends to promptly cause such shares to be delisted. Payment will be made promptly to all former ALR stockholders regardless of whether they tendered their shares.

About AlerisLife

AlerisLife enriches and inspires the lives of its older adult customers across the United States by delivering an exceptional and enhanced resident experience to senior living and active adult residents, while also offering lifestyle services to the younger “choice-based” consumer. The Company is headquartered in Newton, Massachusetts. For more information, visit www.alerislife.com.

Contact:
Melissa McCarthy, Manager, Investor Relations
(617) 796-8245